Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
October 18, 2006	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Board Approves Spin-Off of U.S.

Print and Internet Yellow Pages Directories

New Company to Be Called Idearc

NEW YORK — Verizon Communications Inc. today announced that its Board of Directors has approved the proposed spin-off of Verizon’s U.S. print and Internet yellow pages directories company to its stockholders. The spin-off will result in a new public company that will be separate from Verizon and that will be called Idearc Inc. (pronounced EYE-dee-ark).

The Verizon Board declared a dividend of one share of Idearc common stock for every 20 shares of Verizon common stock held as of the close of business on Nov. 1, 2006. Subject to the satisfaction of certain conditions, the distribution will occur on Nov. 17, 2006, and is expected to qualify as a tax-free distribution. Stockholders who own fewer than 20 shares of Verizon common stock (or who do not own multiples of 20 shares) will receive a taxable cash payment in lieu of a fractional share to which they would be entitled.

Verizon News Release, page 2

As previously announced, when the Board next considers the Verizon dividend, management expects to recommend that the Board not reduce Verizon’s quarterly dividend of 40.5 cents per share as a result of the spin-off.

Verizon currently expects that a “when issued” public market for Idearc common stock will begin on or about Nov. 2 on the New York Stock Exchange (NYSE) under the symbol “IAR wi.” Following the spin-off, Idearc common stock will trade under the symbol “IAR.”

If a Verizon stockholder sells shares of his or her Verizon common stock (which trades on the NYSE under the symbol “VZ”) in the regular way market on or prior to the distribution date, the shareholder will also be selling the right to receive shares of Idearc common stock in connection with those shares. Investors are encouraged to consult with their financial advisors regarding the specific implications of selling shares of their Verizon common stock on or before the distribution date.

Details of New Name

Following the spin-off, the company will operate under the trademarks IDEARC, IDEARC MEDIA and the arc design logo. These trademarks will be used in promoting the company’s multi-platform print and online publishing and advertising services, including Yellow Pages, White Pages, business directories and magazines, an online directory and search services, website design and hosting services, and directory and information services for wireless subscribers.

Idearc was selected as the new company’s name to differentiate it from other publishers in the industry. A combination of the words “idea” and “arc,” Idearc symbolizes how the company connects buyers and sellers through robust content available across multiple media.

Verizon News Release, page 3

New Logo

Idearc’s logo incorporates the name with three, interconnected arcs that each tie to facets of Idearc’s strategic portfolio: Gray links with its print product design, green to its industry-leading SuperPages.com service, and blue to the future. Idearc’s name and logo were created by Landor Associates, the branding and design consultancy that also created the Verizon name and logo in 2000.

Idearc will be headquartered in the Dallas/Fort Worth area and have approximately 7,100 employees. After the spin-off, Idearc and its subsidiaries will continue to operate the domestic directories publishing business previously operated by Verizon.

Verizon News Release, page 4

Completion of the spin-off is subject to the satisfaction of a number of conditions, including the Form 10 Registration Statement for Idearc’s common stock being declared effective by the Securities and Exchange Commission, Idearc common stock being accepted for listing on the NYSE, and certain other conditions described in the Form 10. The Board has reserved the right to withdraw its declaration of the dividend at any time prior to the distribution.

Verizon Communications Inc. (NYSE:VZ), a Dow 30 company, is a leader in delivering broadband and other wireline and wireless communication innovations to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving nearly 55 million customers nationwide. Verizon Business operates one of the most expansive wholly-owned global IP networks. Verizon Telecom is deploying the nation’s most advanced fiber-optic network to deliver the benefits of converged communications, information and entertainment services to customers. Based in New York, Verizon has a diverse workforce of more than 252,000 and generates annual consolidated operating revenues of approximately $90 billion. For more information, visit www.verizon.com.

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Verizon News Release, page 5

NOTE: This news release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: materially adverse changes in economic and industry conditions and labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; the timing, scope and financial impacts of our deployment of fiber-to-the-premises broadband technology; the ability of Verizon Wireless to continue to obtain sufficient spectrum resources; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the timing of the closings of the sales of our Latin American and Caribbean properties; and the extent and timing of our ability to obtain revenue enhancements and cost savings following our business combination with MCI, Inc.